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                                                                  EXHIBIT 4



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                                  STOCKHOLDERS'
                                    AGREEMENT

                                  by and among

                             CIRMATICA GAMING, S.A.
                              a Spanish corporation

                                  THE OAK FUND,
                        a Cayman Islands exempted company

                               PECONIC FUND LTD.,
                        a Cayman Islands exempted company

                             RAMIUS SECURITIES, LLC,
                      a Delaware limited liability company

                          OLIVETTI INTERNATIONAL S.A.,
                            a Luxembourg corporation

                                       and

                              AUTOTOTE CORPORATION,
                             a Delaware corporation



                            Dated: September 6, 2000


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                             STOCKHOLDERS' AGREEMENT

      This Stockholders' Agreement (this "AGREEMENT") is entered into as of September 6, 2000 by and among Autotote Corporation, a Delaware corporation (the "COMPANY"), Olivetti International S.A., a Luxembourg Company ("OLIVETTI"), Cirmatica Gaming, S.A., a Spanish corporation ("CIRMATICA"), The Oak Fund, a Cayman Island exempted company ("OAK"), Peconic Fund Ltd., a Cayman Island exempted company ("PECONIC") and Ramius Securities, LLC, a Delaware limited liability company ("RAMIUS").

                                    RECITALS

      A. Each of the Stockholders (as defined below) will own shares of Preferred Stock (as defined below) upon the consummation of the transactions contemplated by that certain Preferred Stock Purchase Agreement, dated as of the date hereof, 2000, by and among the Company and the Stockholders.

      B. The Company and the Stockholders desire to enter into this Agreement to, among other things: (i) impose certain restrictions and obligations on the ownership, retention and disposition on the Preferred Stock, and (ii) provide the registration rights set forth herein.

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

      "AFFILIATE" means, with respect to any Person or entity (the "REFERENT PERSON"), any Person or entity that controls the referent Person, any Person or entity that the referent Person controls, or any Person or entity that is under common control with the referent Person. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person or entity through voting securities, by contract or otherwise.

      "AGREEMENT" means this Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

      "ASSETS" means all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or any of its Subsidiaries.

      "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" means, with respect to any securities, having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

      "BOARD" has the meaning set forth in Section 4(b) hereof.

      "BONA FIDE THIRD PARTY" means a third party unrelated to the Stockholders, Olivetti S.p.A., Lottomatica S.A., Cirsa or their Affiliates.

      "CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations of the Company relating to the Preferred Stock.

      "CHANGE OF CONTROL" means one or more of the following events: (i) less than a majority of the members of the Board (excluding any directors nominated or elected by the Stockholders) shall be persons who either (A) were serving as directors on the date hereof or (B) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (A) above or this clause (B); (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company;
(iii) an announcement by any Bona Fide Third Party or group of Bona Fide Third Parties acting in concert, of a merger with the Company or an acquisition of the Company's securities or other transaction which will require the filing with the SEC of a Schedule 13D under the Exchange Act with respect to beneficial ownership of the Company (other than by a financial entity or other similar institutional investor holding securities of the Company for investment purposes that is eligible to file a Schedule 13G under the Exchange Act with respect to such merger or acquisition in accordance with Rule 13d-1(b)(1) of the Exchange
Act) in which Item 4 thereof will indicate a plan or proposal under subsections
(a)-(j) thereof with respect to either (x) the merger with a Bona Fide Third Party or acquisition of at least twenty percent (20%) of the Company's voting securities by a Bona Fide Third Party or (y) the merger or consolidation of the Company with a Bona Fide Third Party where the stockholders of the Company would not, immediately after the merger or consolidation, own at least fifty percent (50%) of the voting securities of the entity (unrelated to the Stockholders, Olivetti S.p.A., Lottomatica S.A., Cirsa and their respective Affiliates) issuing the cash or securities in the merger or consolidation, or the sale of substantially all of the assets of the Company; or (iv) the Company enters into negotiations that might reasonably be expected to cause any of the events specified in clauses (i), (ii) or (iii) above to occur.

      "CIRMATICA" has the meaning set forth in the preamble to this Agreement.

      "CIRSA" means Cirsa Business Corporation S.A.

      "COMMON STOCK" means the Class A common stock, par value $0.01 per share, of the Company.

      "COMPANY" has the meaning set forth in the preamble to this Agreement.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act.

      "HOLDERS" means the Stockholders and any Person owning or having the right to acquire Registrable Securities.

      "ISSUANCE NOTICE" has the meaning set forth in Section 3 hereof.

      "ISSUE AMOUNT" means $110.0 million.

      "ISSUE AMOUNT PER SHARE" means the Issue Amount divided by the number of shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

      "MERGER" has the meaning set forth in Section 4(a) hereof.

      "OAK" has the meaning set forth in the preamble to this Agreement.

      "OLIVETTI" has the meaning set forth in the preamble to this Agreement.

      "PECONIC" has the meaning set forth in the preamble to this Agreement.

      "PERSON" means an individual, corporation, partnership, limited liability company, association, trust and any other entity or organization.

      "PREFERRED STOCK" means the Series A Convertible Preferred Stock, par value $1.00 per share, of the Company.

      "PURCHASE AGREEMENT" means that certain Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the Stockholders, as the same may be amended, supplemented or modified in accordance with its terms.

      "RAMIUS" has the meaning set forth in the preamble to this Agreement.

      "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

      "REGISTRABLE SECURITIES" means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, and (ii) any other shares of capital stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); PROVIDED, HOWEVER, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a Person in a transaction in which its rights under this Agreement are not assigned in accordance with this Agreement. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been sold (i) to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) otherwise pursuant to an effective registration statement under the Securities Act or an exemption from registration pursuant to Rule 144 (or any successor rules of the SEC under the Securities Act).

      "REGISTRABLE SECURITIES THEN OUTSTANDING" means the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, in each case, Registrable Securities.

      "REGULATORY APPROVAL" means all regulatory approvals and findings of suitability or qualification, including any approvals or findings by state governing commissions and gaming regulators, or temporary permits or authorizations, or, if applicable, the expiration of any notice periods with respect thereto, that are necessary for the Stockholders to own and continue to hold and vote the Preferred Stock or Registrable Securities and elect or designate for election at least four (or seven, if applicable) directors to the Board.

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES" has the meaning set forth in Section 3 hereof.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SERVICE DATE" has the meaning set forth in Section 3 hereof.

      "SEVERANCE AGREEMENT" means any agreement between a Person and such Person's officers, directors, employees, consultants or agents providing for any payment or benefit, whether contingent or otherwise, upon the occurrence of any event, development or transaction or any change in circumstances, relating to the parties to any such agreement.

       "STOCKHOLDERS" means Olivetti, Cirmatica, Oak, Peconic, Ramius and any Person that becomes a party to this Agreement pursuant to Section 7 hereof.

      "SUBSIDIARY" means, with respect to any Person, any other Person, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such other Person, are held, directly or indirectly, by such first Person.

      "TERMINATION EVENT" shall be deemed to have taken place (i) if the Company fails to (A) cause any of the directors designated or elected by the Stockholders in accordance with the terms of this Agreement or the Certificate of Designations to become members of the Board, (B) cause any vacancies created by the removal or resignation of directors designated or elected by the Stockholders to be filled by persons selected by the Stockholders in accordance with the terms of this Agreement or the Certificate of Designations, or (C) cause at least one director designated or elected by the Stockholders to serve on each committee of the Board (provided in each case that such director has received Regulatory Approval for such service), or (ii) in the event of a Change of Control of the Company.

      2. REGULATORY APPROVAL. Each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to obtain Regulatory Approvals in the most expeditious manner practicable, including, without limitation cooperating in promptly making any filings, in furnishing information required in connection therewith and in timely seeking to obtain any consents, approvals, permits or authorizations in respect of Regulatory Approvals. Notwithstanding the foregoing, the parties hereto acknowledge and agree that with respect to Regulatory Approvals, each party shall only be required to cause its officers, directors and key employees in their capacity as such and any of its Affiliates that it controls to provide all required information in connection with such Regulatory Approvals and to use its reasonable efforts to obtain the cooperation of its stockholders and any other third party in providing all required information in connection with such Regulatory Approvals.

      3.    PREEMPTIVE RIGHTS.

      (a) TERM AND TIMING OF NOTICE. For a period commencing on the date of this Agreement and ending on the earliest to occur of (a) the fourth anniversary of the date of this Agreement, (b) the date on which all of the shares of Preferred Stock are redeemed by the Company pursuant to Section 4 of the Certificate of Designations and (c) the date on which all of the shares of Preferred Stock are automatically converted into shares of Common Stock pursuant to Section 5(b) of the Certificate of Designations, and prior to incurring any debt convertible or exchangeable into equity securities or issuing any equity securities (including capital stock, rights, options or other equity interests convertible into, exercisable into or exchangeable for capital stock), whether privately placed or publicly offered (other than equity securities (a) issued as consideration to sellers in connection with any merger or to equity holders of a party to a merger or similar transaction, (b) issued upon exercise of options granted to officers, directors and employees of the Company pursuant to an option plan approved by the Board, not to exceed 20% of the fully diluted equity of the Company on the date of this Agreement, (c) issued upon the conversion of shares of Preferred Stock into shares of Common Stock pursuant to the Certificate of Designations or as dividends or distributions in respect of Common Stock of the Company or (d) issued as contemplated by Section 5(g)(i)(B) of the Certificate of Designations), the Company shall promptly give written notice (the "ISSUANCE NOTICE") to the Stockholders (the date on which the Issuance Notice is delivered or deemed delivered pursuant to Section 10 of this Agreement is referred to as the "SERVICE DATE") of any of the Company's proposals to incur any such debt or issue any such equity securities.

      (b) ISSUANCE NOTICE. The Issuance Notice shall disclose in reasonable detail the number of shares of stock proposed to be issued or the amount of debt to be incurred (collectively, the "SECURITIES") and the terms and conditions upon which the Company proposes to effect the issuance of the Securities and shall confirm that the offer by the Company to sell the portion of the Securities specified below, constituted by the service of the Issuance Notice, is irrevocable until all the Stockholders have either accepted or rejected (or been deemed to have rejected) the offer as provided below. The Stockholders shall, collectively, have the right to purchase, in whole or in part, a portion of such Securities proportionate to the percentage of the fully diluted equity of the Company represented by the shares of Common Stock issuable and issued upon conversion of the Preferred Stock then owned by the Stockholders. The Stockholders may elect to purchase such portion of the Securities, in whole or in part, upon the same terms and conditions as those set forth in the Issuance Notice by delivering a written notice of such election to the Company within 15 days after the Service Date based on their respective pro rata ownership of the shares of Common Stock issuable and issued upon conversion of the Preferred Stock in proportion to the fully diluted equity of the Company. The failure by the Stockholders to serve notice in accordance with the foregoing provisions shall be deemed a rejection of the offer constituted by the service of the Issuance Notice. In addition, each Stockholder shall have a right of over-allotment such that if any Stockholder fails to exercise its rights hereunder to purchase its pro rata share of Securities, the other Stockholders may purchase the non-purchasing Stockholder's portion on a pro rata basis within 10 days from the date the Company provides written notice to such other Stockholders that such non-purchasing Stockholder failed to exercise its right hereunder to purchase its pro rata share of Securities. The Company shall promptly give written notice to all the other Stockholders of any Stockholder's failure to exercise its right hereunder to purchase Securities. The failure by any Stockholder to deliver written notice to the Company of such Stockholder's election to purchase additional Securities within the above-mentioned 10-day time period shall be deemed a rejection of the offer to purchase additional Securities pursuant to the over-allotment right. If the Stockholders elect to purchase any or all of the Securities, the closing of such purchase shall occur upon the later to occur of (x) the expiration of 120 days from the Service Date and (y) 5 days following the satisfaction of any anti-trust governmental authority consents, or other applicable governmental authority conditions, to the consummation of the issuance. If the Stockholders elect not to purchase all of the Securities, then the Company may issue any such Securities not purchased by the Stockholders at a price and on terms no more favourable to the transferee(s) thereof than specified in the Issuance Notice during the 120-day period immediately following the Service Date. Any Securities not issued within such 120-day period shall thereupon , if still proposed to be issued by the Company, be subject to the provisions of the preemptive rights set forth in this
Section 3.

      4.    STANDSTILL, BOARD OF DIRECTORS AND VOTING MATTERS.

      (a) STANDSTILL. Until the earlier of (i) the occurrence of a Termination Event or (ii) the date that the current Chief Executive Officer of the Company ceases to serve in that capacity, Olivetti, Cirsa, Cirmatica and, if applicable, their permitted assigns will not, directly or indirectly, without the prior written consent of the Company, (A) for four years from the closing of the merger of a wholly owned Subsidiary of the Company with and into Scientific Games Holdings Corp. (the "MERGER"), acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any equity interest or any interest convertible or exchangeable into, or any right to acquire, any equity interest (including by becoming a member of a "group" as defined in Section 13(d)(3) of the Exchange Act) which, together with any equity interest and any such other interest beneficially owned by Olivetti, Cirsa, Cirmatica and, if applicable, their permitted assigns, would equal more than 45% of the then outstanding shares of Common Stock of the Company or securities convertible into Common Stock of the Company (including any paid-in-kind dividends on the Preferred Stock or any Common Stock into which such paid-in-kind dividends were converted) on a fully diluted basis or (B) for three years from the closing of the Merger, solicit proxies with respect to the Company. Notwithstanding the foregoing, no calculation of beneficial ownership for purposes of this Section 4(a) shall (i) include any equity securities owned by Oak, Peconic or Ramius or their permitted assigns or (ii) or be affected by any change in Olivetti's, Cirmatica's and, if applicable, their permitted assigns, ownership by virtue of a stock repurchase, stock split, reclassification or similar transaction effected by the Company.

      (b) COMPOSITION OF BOARD. (i) The Stockholders and the Company acknowledge that, pursuant to the Certificate of Designations, the Stockholders holding Preferred Stock shall be entitled, as a single class, to elect a number of directors of the Company upon substantially the same terms, and under the same circumstances, as set forth below. To preserve the rights of the Stockholders to have their representatives on the Board in the event that any or all of the shares of Preferred Stock are converted into Common Stock, the Stockholders and the Company agree to the following provisions relating to the Board and its committees. Subject to the Certificate of Designations and Section 4(b)(ii) hereof, the Board of Directors of the Company (the "BOARD") shall consist of ten (10) directors, and the Stockholders shall have the right to designate and have elected and appointed:

                  (A) that number of directors equal to four (4) minus the number of directors the holders of Preferred Stock are entitled to elect as a single class pursuant to the Certificate of Designations; PROVIDED, that the Stockholders beneficially own in the aggregate shares of Common Stock plus shares of Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds twenty-five percent (25%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Preferred Stock) may be converted, exercised or exchanged;

                  (B) that number of directors equal to three (3) minus the number of directors the holders of Preferred Stock are entitled to elect as a single class pursuant to the Certificate of Designations; PROVIDED, that the Stockholders beneficially own in the aggregate shares of Common Stock plus shares of Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds twenty percent (20%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Preferred Stock) may be converted, exercised or exchanged;

                  (C) that number of directors equal to two (2) minus the number of directors the holders of Preferred Stock are entitled to elect as a single class pursuant to the Certificate of Designations; PROVIDED, that the Stockholders beneficially own in the aggregate shares of Common Stock plus shares of Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds ten percent (10%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Preferred Stock) may be converted, exercised or exchanged; and

                  (D) that number of directors equal to one (1) minus the number of directors the holders of Preferred Stock are entitled to elect as a single class pursuant to the Certificate of Designations; PROVIDED, that Stockholders beneficially own in the aggregate shares of Common Stock plus shares of Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds five percent (5%) of the sum of (i) the number of shares of Common Stock outstanding plus (ii) the number of shares of Common Stock into which or for which all outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock (including, without limitation, the Preferred Stock) may be converted, exercised or exchanged;

      PROVIDED, HOWEVER, that if the Company shall have failed to comply with any provision of Section 3 or Section 4(b), (d) or (e) of the this Agreement, then for as long as such failure continues, the number of directors on the Board shall be increased to a number that is equal to three (3) more than the then current number of directors, and the Stockholders shall have a right to designate and have elected and appointed immediately by the Board by resolution or, if specified by the Stockholders, at the next annual meeting of the stockholders or at any special meeting, three (3) additional directors to the Board, regardless of the number of shares of Common Stock and Preferred Stock then held by the Stockholders.

            (ii) Whenever such voting rights with respect to three additional directors pursuant to Section 4(b) shall have vested, such rights may be exercised by written consent of the Stockholders then holding a majority of the outstanding shares of Common Stock and shares of Common Stock that would be issued upon the conversion of the Preferred Stock then held by the Stockholders or at a special meeting of the Stockholders, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors. Such right of the Stockholders to designate three additional directors may be exercised until the Company has cured any such failure, at which time the right of the Stockholders to elect such number of directors shall cease, the term of such three additional directors previously elected pursuant to Section 4(b) shall thereupon terminate, and the authorized number of directors shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights as provided in Section 4(b).

            (iii) At any time when such voting rights with respect to the designation of 3 additional directors shall have vested in the Stockholders pursuant to Section 4(b) and if such right shall not already have been initially exercised by written consent or otherwise, a proper officer of the Company shall, upon the written request of any Stockholder, addressed to the Secretary of the Company, call a special meeting of Stockholders. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or if none at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within thirty (30) days after the personal service of such written request upon the Secretary of the Company, or within thirty (30) days after mailing the same, within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Stockholders of record of ten percent (10%) of the outstanding shares of Common Stock and shares of Common Stock that would be issued upon conversion of the Preferred Stock then held by all Stockholders may designate in writing a Stockholder to call such meeting at the expense of the Company, and such meeting may be called by such Person so designated upon the notice required for annual meeting of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Stockholder. Any Stockholder that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 4(b). Notwithstanding the provisions of this Section 4(b), no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

            (iv) If a director so elected by the Stockholders shall cease to serve as a director for any reason before his or her term expires (other than in the event that the Stockholders are no longer entitled to designate such a director pursuant to the terms of this Agreement), or shall not receive or retain Regulatory Approval for service as a director, the Stockholders may by written consent or at a special meeting of the Stockholders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant, provided that any successor to Peter Cohen shall be reasonably satisfactory to the Board as a whole.

            (v) As soon as practicable after the date hereof, the Board shall adopt resolutions increasing the size of the Board to ten (10) members and appoint Luciano La Noce, Michael S. Immordino, Robert Sgambati and Peter Cohen as directors of the Company. In addition, the Company shall at all such times exercise all authority under applicable law and use its best efforts to cause the directors designated by the Stockholders for election to the Board to be nominated as Board members by the nominating committee of the Company as provided below or otherwise. The Company shall, if necessary to permit the Stockholders' designees to be elected to the Board, (i) cause the Stockholders' designees to be included in the slate of designees recommended by the Board to the Company's stockholders for election as directors at each annual meeting of the stockholders of the Company (or at any special meeting held for the election of directors) and (ii) use its best efforts to cause the election of the Stockholders' designees at such annual or special meeting, including soliciting proxies in favor of the election of such Persons.

      (c) NOMINATING COMMITTEE. Until the earlier of (i) three years from the closing of the Merger, (ii) a Termination Event, (iii) the date that the current Chief Executive Officer of the Company ceases to serve in that capacity or (iv) a Bona Fide Third Party commences a public solicitation of proxies pursuant to the Exchange Act seeking to replace a majority of the Board or otherwise seeks at a meeting of the stockholders to replace a majority of the Board, no member of the Board or candidate for the Board (except those designated or elected, as the case may be, by the Stockholders or holders of Preferred Stock in accordance with the terms of this Agreement or the Certificate of Designations) shall be proposed, nominated or elected except in accordance with the following procedures. There shall be a nominating committee of the Board composed of three directors, of whom (i) one member shall be the current Chief Executive Officer of the Company, (ii) one member shall be a person who either (A) was serving as a director on the date of the Merger or (B) was nominated for such committee and approved by the vote of the majority of the directors who are directors referred to in clause (A) above or this clause (B), and (iii) one member shall be a person who was designated or elected, as the case may be, by the Stockholders in accordance with the terms of this Agreement or the Certificate of Designations. No member of the Board or candidate for the Board shall be proposed, nominated or elected (including filling any vacancy on the Board) (except those designated or elected, as the case may be, by the Stockholders or holders of Preferred Stock in accordance with the terms of this Agreement or the Certificate of Designations), unless first approved by a majority vote of such nominating committee (which vote, in the case of any person who is not a director at the time of the Merger, shall include the vote (not to be unreasonably withheld) of the member of such committee who is a director elected by the Stockholders in accordance with the terms of this Agreement and the Certificate of Designations) and thereafter approved by a majority vote of the entire Board. At the time of any such Board vote, at least two of the members of the Board (not including any members of the Board designated or elected, as the case may be, by the Stockholders or the holders of Preferred Stock in accordance with the terms of this Agreement or the Certificate of Designations) shall qualify as independent directors for purposes of the applicable rules of the principal securities exchange on which the Company's Common Stock is then listed. The Stockholders agree to vote, or cause to be voted, any voting securities of the Company beneficially owned by them for the election of all members of the Board of Directors or candidates for the Board of Directors nominated as provided in this
Section 4, and not for any other person (except those designated by the Stockholders in accordance with the terms of this Agreement); PROVIDED that if the Stockholders are prohibited from agreeing to so vote by the applicable rules of the principal securities exchange on which the Company's Common Stock is then listed, then the Stockholders agree not to vote, or cause to be voted, any such securities against any members or candidates so nominated and if such agreement as so modified is also prohibited by such rules, then the Stockholders agree to be subject to such agreement with respect to the foregoing matters, to the extent not prohibited by the rules of such securities exchange, as shall most closely achieve the purposes and effects of this Section 4(c). For purposes of this Section 4(c), the equity interests of a Stockholder and its Affiliates shall be aggregated. Except as set forth in Section 4(c) with respect to the election of certain directors, the parties hereto acknowledge that each Stockholder is free to vote its shares of Preferred Stock or Common Stock into which such Preferred Stock is converted as it desires (subject to any agreements among the Stockholders).

      (d) OTHER COMMITTEES. For so long as any director has been designated or elected by the Stockholders or the holders of Preferred Stock in accordance with the Certificate of Designations, as the case may be, at least one of the directors so designated or elected by the Stockholders or the holders of the Preferred Stock in accordance with the Certificate of Designations, as the case may be, shall serve on all committees of the Board.

      (e) VOTING RIGHTS. For so long as the Stockholders and their Affiliates collectively have beneficial ownership of a number of shares of Common Stock plus shares of Preferred Stock having the right to convert into a number of shares of Common Stock that equals or exceeds 10% of the then outstanding shares of Common Stock, the affirmative consent of the Stockholders and their Affiliates that beneficially own more than fifty percent (50%) of the outstanding shares of Common Stock issuable and issued upon conversion of the Preferred Stock then owned by all the Stockholders, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for that purpose, shall be necessary for authorizing, effecting or validating:

            (i) any amendment, alteration or repeal of any of the provisions of the Certificate of Designations of the Company;

            (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of the Company that would adversely affect the preferences, rights or powers of the Preferred Stock;

            (iii) any authorization, issuance or creation of (by reclassification or otherwise) any class or series (or any security of any class or series) of capital stock of the Company;

            (iv) any increase in the size of the Board (except as required pursuant to the terms of this Agreement or the Certificate of Designations);

            (v)   any change in the state of incorporation of the Company;

            (vi) any delisting of the Common Stock from the American Stock Exchange or listing of Common Stock on a different exchange or national quotation system; and

            (vii) any decision, or the entering into of any agreement, commitment or arrangement, to effect any of the foregoing.

      (f) RESERVATION OF SHARES. For so long as any of the shares of Preferred Stock are outstanding, the Company shall keep reserved for issuance a sufficient number of shares of Common Stock to satisfy its conversion obligations under the Certificate of Designations.

      (g) AVAILABLE FINANCIAL INFORMATION. (i) The Company will deliver, or will cause to be delivered, the following to each director designated by the
Stockholders: an annual budget, a
business plan and financial forecasts for the Company for the next fiscal year of the Company, no later than thirty (30) days before the beginning of the Company's next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such business plan shall be delivered to the directors designated by the Stockholders as promptly as practicable after the Board has approved such changes.

            (ii) Within 20 days after the end of each calendar month, the Company will provide each director designated by the Stockholders with the interim financial statements of the Company and its Subsidiaries relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods covered thereby (except for the absence of footnotes) and present fairly and accurately in accordance with U.S. generally accepted accounting principles, in all material respects, the Assets, liabilities (including, without limitation, reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby.

            (iii) The Company will promptly deliver to each director designated by the Stockholders when available one copy of each annual report on Form 10-K and quarterly report on Form 10-Q of the Company, as filed with the SEC. In the event an annual report on Form 10-K or quarterly report on Form 10-Q is unavailable, the Company may, in lieu of the requirements of the preceding sentence, deliver, or cause to be delivered, the following to each director designated by the Stockholders:

                  (A) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with U.S. generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and followed promptly thereafter by such financial statements accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a Company-prepared comparison to the Company's business plan for such year as approved by the Board; and

                  (B) as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to dated, prepared in accordance with U.S. generally accepted accounting principles and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company's business plan then in effect and approved by the Board, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by U.S. generally accepted accounting principles.

      (h) TAX MATTERS. (i) The Company and each Stockholder acknowledge and agree that it is intended that the Preferred Stock not constitute "preferred stock" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, and neither the Company nor the Stockholders shall treat the Preferred Stock as such. Accordingly, payment of any and all PIK Dividends (as defined in the Certificate of Designations) to be made under the Certificate of Designations or under any other transaction document by the Company to or for the benefit of any Stockholder is intended to be made free and clear of, and without deduction for, U.S. federal income and withholding taxes ("U.S. TAXES"). If the Company shall be required by law to deduct any such U.S. Taxes from or in respect of any PIK Dividends to be paid under the Certificate of Designations by the Company to or for the benefit of any Stockholder, then (a) the Stockholder shall pay to the Company the amount of such U.S. Taxes not to exceed ten percent (10%) of the fair market value of such PIK Dividend on the date such PIK Dividend is distributed in accordance with the Certificate of Designations (the "FAIR MARKET VALUE"), and (b) upon payment by the applicable Stockholder, the Company shall pay to or for the benefit of the applicable Stockholder, in addition to such PIK Dividend, an additional amount (the "TAX GROSS-UP AMOUNT"), in cash, as necessary so that after making all required deductions on account of U.S. Taxes (including deductions applicable to additional sums required to be paid or deposited under this Section 4(h)) the amount received by such Stockholder (disregarding the payment made by such Stockholder to the Company pursuant to this sentence) shall be equal to the sum that would have been so received had no such deductions been made. If a Stockholder is required to pay any U.S. Taxes (other than U.S. Taxes determined on a net income basis) with respect to any PIK Dividends (as a result of the Company's failure to withhold such U.S. Taxes or otherwise) in excess of ten percent (10%) of the Fair Market Value of such PIK Dividends, the Company shall indemnify and hold harmless such Stockholder from any such U.S. Taxes in an amount equal to the Tax Gross-Up Amount, and if the Company is required to pay any such U.S. Taxes with respect to any PIK Dividends, the Stockholder shall indemnify and hold harmless the Company from any such U.S. Taxes in an amount up to ten percent (10%) of the Fair Market Value of such PIK Dividends.

            (ii) The amount to be paid by the Company under this Section 4(h) shall be reduced by the amount of any credit, against any other tax due in any other jurisdiction, available to the Stockholder or its Affiliates by reason of the payment of U.S. Taxes pursuant to this Section 4(h). In no event shall the Company be liable for any U.S. Taxes required to be deducted from or in respect of any PIK Dividends by reason of any change in applicable law after the Initial Issue Date (as defined in the Certificate of Designations) (which shall be the responsibility of the Stockholder), or be obligated to make any payment under this Section 4(h) if, at the time of such payment, such payment (a "BLOCKED PAYMENT") would violate, or result in a default or event of default under, the Indenture relating to the Company's 12 1/2% Senior Subordinated

Notes due 2010 or the Company's Senior Credit Agreement dated as of September 6, 2000 (in each case including any amendments, modifications, extensions, refinancings or replacements thereof) (collectively, the "FINANCING DOCUMENTS"). Notwithstanding the foregoing, in the event the Company does not make a payment as required by this Section 4(h) because such payment would be deemed a Blocked Payment, (A) the Stockholder shall have no obligation to make the payment as described in clause (a) of Section 4(h)(i), but shall pay the amount otherwise required to be deducted directly to the U.S. taxing authority, and (B) the Company shall be obligated to pay an amount equal to any such Blocked Payments plus interest at an annual rate of 6% starting from the date any such Blocked Payment otherwise would have been made to the applicable Stockholders promptly following the date in which any such previously Blocked Payments would no longer violate, or result in a default or event of default under, the Financing Documents. Each Stockholder shall, if requested in writing by the Company, promptly provide the Company with a properly completed Form W-8 BEN or Form W-8 IMY (or successor forms), as applicable, including, if applicable, the eligibility of such Stockholder for a reduced rate of withholding pursuant to an applicable treaty.

      5.    REGISTRATION RIGHTS.

      The Company and the Holders covenant and agree as follows:

      (a)   REQUEST FOR REGISTRATION.

            (i) If the Company shall receive at any time, a written request from any Holder of Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of Section 5(b), use its best efforts to effect as soon as practicable the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within fifteen
(15) days of the delivery or deemed delivery of such notice by the Company in accordance with Section 10.

            (ii) If the Holders initiating the registration request hereunder ("INITIATING HOLDERS") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 5(a) and the Company shall include such information in the written notice referred to in Subsection 5(a)(i). The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 5(d)(v)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 5(a), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of Registrable Securities to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company requested to be included by each Holder; PROVIDED, HOWEVER, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (iii) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 5(a), a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any twelve-month period.

      (b) COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock or similar plan or a transaction covered by Rule 145 (or any successor rule) under the Securities Act), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery or deemed delivery of such notice by the Company in accordance with Section 10, the Company shall, subject to the provisions of
Section 5(g), cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

      (c) FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 (or any comparable or successor form or forms) and any related reasonable qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

            (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (ii) as soon as practicable, use its best efforts to effect such registration and all such reasonable qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; PROVIDED,

HOWEVER, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 5(c): (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 60 days after receipt of the request of the Holder or Holders under this Section 5(c); PROVIDED, HOWEVER, that the Company shall not utilize this right more than once in any twelve-month period; or (iii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

            (iii) Subject to the foregoing, the Company shall file a registration statement on Form S-3 (or successor form) covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

            (iv)  Without limiting the rights of the Holders pursuant to this
Section 5(c), the Company acknowledges and agrees that, if requested in writing by any Holder or Holders of Registrable Securities then outstanding, the Company shall effect the Form S-3 (or successor form) registration under the Securities Act pursuant to this Section 5(c) for an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor provision then in force) under the Securities Act (a "Shelf Registration") or maintain the effectiveness of a registration statement to effect a Shelf Registration at the request of the Holders or Holders pursuant to this Section 5(c).

      (d) OBLIGATIONS OF THE COMPANY. Whenever required under this Section 5 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days (except in the case of a registration statement pursuant to Section 5(c)(iv)) or until the Holders have completed the distribution relating thereto; PROVIDED, HOWEVER, that such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter.

            (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

            (iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, PROVIDED that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

            (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

            (vii) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which securities of the same class issued by the Company are then listed.

            (viii) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

            (ix) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 5, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 5, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

      (e) FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

      (f)   EXPENSES OF REGISTRATION.

            (i) REGISTRATION. All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Section 5(a), including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

      (g) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting, the Company shall not be required under Section 5(b) to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced unless all securities offered by Persons other than the Company are first entirely excluded from the underwriting. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "SELLING STOCKHOLDER," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

      (h) DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

      (i) INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 5:

            (i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this
Section 5(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

            (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5(i)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 5(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, that in no event shall any indemnity under this Section 5(i)(ii)
exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

            (iii) Promptly after receipt by an indemnified party under this
Section 5(i) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5(i), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5(i), but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5(i).

            (iv) If the indemnification provided for in this Section 5(i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; PROVIDED, that in no event shall any contribution by a Holder under this Section 5(i)(iv) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (vi) The obligations of the Company and Holders under this Section 5(i) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5, and otherwise.

      (j) REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its best efforts to:

            (i) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times, so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

            (ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities,;

            (iii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

      (k) LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 5(a) hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such Holder's securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 5(a).

      6.    LIQUIDATED DAMAGES.

      If any Holder requests that the Company file a registration statement pursuant to Section 5(a), and such registration statement is not declared effective by the SEC within 150 days after such Holder's request (the "EFFECTIVENESS TARGET DATE") (such failure to have such registration statement declared effective, a "REGISTRATION DEFAULT"), then commencing on the day following the date on which such Registration Default occurs, the Company agrees to pay to each such Holder 2% of the Issue Amount Per Share ("LIQUIDATED DAMAGES"), in respect of the Registrable Securities requested to be included in such registration statement by such Holder, in cash or, if the Company is not able to pay cash, in shares of Preferred Stock, each month, or a pro rata amount for any portion thereof, until the registration statement relating to the Registrable Securities requested by the Holder(s) has been declared effective by the SEC.

      7.    BINDING EFFECT; SUCCESSOR AND ASSIGNS.

      The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and, assigns. Each of the Stockholders may transfer or assign, in whole or in part, any of its rights and obligations hereunder to any Person; PROVIDED that such transferee executes and delivers a counterpart copy of this Agreement to the Company and each of the Stockholders thereby agreeing to be bound by the terms and provisions set forth herein.

      8.    AMENDMENT.

      This Agreement may be amended only by a written instrument signed by the parties hereto.

      9.    APPLICABLE LAW.

      The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement.

      10.   NOTICES.

      All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

      (a)   If to the Company, addressed to:

            Autotote Corporation
            750 Lexington Avenue
            25th Floor
            New York, NY 10022
            Attn: Secretary and General Counsel
            Telecopy: (212) 754-2372

            with a copy to:

            Kramer Levin Naftalis & Frankel LLP
            919 Third Avenue
            New York, NY  10022
            Attn: Peter Smith, Esq.
            Telecopy:  (212) 715-8000


      (b) If to Cirmatica, addressed to:

            Cirmatica Gaming, S.A.
            Rambla De Catalunya 16, 4(0), 2a
            Barcelona, Spain
            Attention:  Jaime Hernandez Guillem
            Telecopy:   (01139) 02 621 3241

            With a copy to:

            Lottomatica S.p.A.
            via di Porta Latina, 8
            00179 Rome, Italy
            Attention:  Roberto Sgambati
            Telecopy:   (01139) 0670453122

            Latham & Watkins
            99 Bishopsgate
            London EC2M 3XF
            Attention:  Michael S. Immordino, Esq.
            Telecopy:   (01144) 2073744460

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Samuel A. Fishman, Esq.
                        David S. Allinson, Esq.
            Telecopy:   (212) 751-4864

      (c)   If to Olivetti, addressed to

            Olivetti International S.A.
            125 Avenue du X Septembre
            Luxemborg
            Attention:  Luciano La Noce

            With a copy to:

            Olivetti S.p.A.
            P.zza Einaudi 8
            20121 Milan, Italy
            Attention:  Lucian La Noce
            Telecopy: (01139) 026213241

            Latham & Watkins
            99 Bishopsgate
            London EC2M 3XF
            Attention:  Michael S. Immordino, Esq.
            Telecopy:  (01144) 2073744460

            Latham & Watkins
            885 Third Avenue
            New York, NY 10022
            Attention:  Samuel A. Fishman, Esq.
                        David S. Allinson, Esq.
            Telecopy:   (212) 751-4864

      (d)   If to Oak, addressed to

            The Oak Fund
            PO Box 31106 SMB, Corporate Center
            West Bay Road
            Grand Cayman, Cayman Islands
            Attention: Niels Heck
            Telecopy:  (1345) 949-3877

      (e)   If to Peconic, addressed to

            Peconic Fund Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue
            New York, New York 10017
            Attention:  Peter A. Cohen
            Telecopy:  (212) 845-7999

      (f)   If to Ramius, addressed to

            Ramius Securities, LLC
            666 Third Avenue
            New York, New York 10017
            Attention:  Peter A. Cohen
            Telecopy:  (212) 845-7999

or at such other address as the party shall have specified by notice in writing to the other parties in accordance with this Section 9.

      11.   HEADINGS.

      The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

      12.   ENTIRE AGREEMENT.

      This Agreement, the Purchase Agreement and Certificate of Designations constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. This Agreement, the Purchase Agreement and Certificate of Designations supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. This Agreement, the Purchase Agreement and Certificate of Designations is not intended to confer upon any Person other than the parties hereto and thereto and their respective permitted assigns any rights or remedies hereunder or thereunder, except as expressly provided herein and therein.

      13.   SEVERABILITY.

      The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder will be enforceable to the fullest extent permitted by law.

      14.   COUNTERPARTS.

      This Agreement may be executed in one or more counterparts, each of which shall an original, but all of which together shall constitute one and the same instrument.

      15.   REMEDIES.

      The parties hereby acknowledge and agree that money damages would not be adequate compensation for the damages that a party would suffer by reason of a breach of this Agreement or a failure of any other party to perform any of its obligations under this Agreement. Therefore, each party hereto agrees that in addition to and without limiting any other remedy or right it may have, the non-breaching part will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the parties have executed this Stockholders' Agreement as of the date first above written.


AUTOTOTE CORPORATION                OLIVETTI INTERNATIONAL S.A.


By: /s/ Martin Schloss              By:  /s/ Luciano La Noce
   ---------------------------           ----------------------
   Name: Martin Schloss                  Name: Luciano La Noce
   Title: Vice President                 Title: Director



                                    CIRMATICA GAMING S.A.


                                    By:   /s/ Roberto Sgambati
                                         ----------------------
                                         Name: Roberto Sgambati
                                         Title: Director


                                    THE OAK FUND


                                    By:   /s/ Niels Heck
                                         ----------------------
                                         Name: Niels Heck
                                         Title: Director


                                    PECONIC FUND LTD.


                                    By:  /s/ Peter Cohen
                                         ----------------------
                                         Name: Peter Cohen
                                         Title: Principal


                                    RAMIUS SECURITIES, LLC


                                    By:  /s/ Peter Cohen
                                         ----------------------
                                         Name: Peter Cohen
                                         Title: Principal